EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Spartan Motors to Pay Regular Dividend, Declares Special Dividend

CHARLOTTE, Michigan, October 25, 2007 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced its board of directors declared a special dividend of $0.03 per share of common stock.

As announced in May 2007, Spartan will also pay its second regular cash dividend of $0.05 per share, for total dividend payments of $0.13 per share in 2007. All financial information in this release includes adjustments for the Company's 3-for-2 stock splits in June 2007 and Dec. 2006.

Spartan reported that the regular and special cash dividends are payable on Dec. 14, 2007 to shareholders of record at the close of business on Nov. 14, 2007. Spartan has been paying bi-annual regular cash dividends since 2003 and special dividends since 1989. Spartan issued $0.12 per share in total dividends for 2006.

"Adjusted for the recent stock splits, our total cash dividends will increase 8.3 percent compared with last year," said John Sztykiel, chief executive officer of Spartan Motors. "This is the fifth year of Spartan's increasing dividends year-over-year, and a reflection of the Board's confidence in our long-term strategic plan to become the premier manufacturer of specialty vehicles and chassis in North America."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,300 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov.). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:
Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Ryan McGrath or Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com